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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

February 15, 2002
Date of Report (Date of earliest event reported)

Schuler Homes, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-32461	99-0351900
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
400 Continental Boulevard, Suite 100 El Segundo, California	90245
(Address of principal executive offices)	(Zip code)

(310) 648-7200
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Item 5. Other Events.

        On February 15, 2002, D.R. Horton, Inc. and Schuler Homes, Inc. announced that the stock portion of the base merger consideration for their proposed merger has been determined under the terms of their merger agreement, dated as of October 22, 2001, as amended. Based on the average closing price of D.R. Horton common stock of $36.766 for the 15 consecutive trading days ended on, and including, February 15, 2002, the base consideration will consist of a combination of $4.09 in cash and 0.487 shares of D.R. Horton common stock for each share of Schuler common stock. The base merger consideration is payable to Schuler stockholders who do not elect to receive the merger consideration in either all cash or all stock, which elections are subject to proration. As a result of the determination of the stock portion of the base merger consideration, the maximum amount of cash per share of Schuler common stock to be received by stockholders electing all cash will be $21.995, and the maximum number of shares of D.R. Horton common stock per share of Schuler common stock to be received by stockholders electing all stock will be 0.598 shares. Since both the total amount of cash and the total number of shares of D.R. Horton common stock will be fixed based on the number of shares of Schuler common stock outstanding immediately prior to the merger, these amounts are subject to proration based on the relative numbers of shares held by Schuler stockholders making elections, the number of shares of Schuler common stock outstanding immediately prior to the effective time of the merger, the effect of the average closing price of D.R. Horton common stock on the proration formula and other factors described in the Joint Proxy Statement/Prospectus, dated January 17, 2002, of D.R. Horton and Schuler with respect to the merger. The announcement was by means of a news release attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information Exhibits.

  (c)
  Exhibits:

            99.1    Joint Press Release dated February 15, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2002

SCHULER HOMES, INC.
By:
/s/ THOMAS CONNELLY
	Name:	Thomas Connelly
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number and Page No.	Description of Exhibit	Method of Filing
99.1	99.1 Joint Press Release dated February 15, 2002.	Filed electronically herewith

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FORM 8-K
Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information Exhibits.
SIGNATURES
EXHIBIT INDEX